Exhibit 99.1

CareDx Appoints Bryan Riggsbee to Its Board of Directors

BRISBANE, Calif., March 11, 2024 — CareDx, Inc. (Nasdaq: CDNA)- The Transplant Company™ — a leading precision medicine company focused on the discovery, development, and commercialization of clinically differentiated, high-value healthcare solutions for transplant patients and caregivers — today announced that Bryan Riggsbee joins CareDx’s Board of Directors, effective March 11, 2024.

“We’re pleased to welcome Bryan to our Board,” said Michael Goldberg, CareDx Board Chairperson. “His financial expertise, operating background and deep understanding of revenue cycle management in molecular diagnostics will allow him to make meaningful contributions to our Board.”

Riggsbee previously served as Chief Financial Officer at Myriad Genetics, where he made substantial contributions to the company’s growth strategy and business transformation. With a decade-long tenure at Laboratory Corporation of America (LabCorp), Riggsbee has demonstrated proven financial acumen. His background also includes notable finance roles at General Electric Company. He began his career in the audit division of KPMG and is a Certified Public Accountant licensed in the state of North Carolina.

“I am thrilled to join the CareDx Board, an innovator and leader in the field of organ transplantation,” said Riggsbee. “I look forward to working with the company’s leadership team to advance its mission of improving long-term outcomes by delivering innovative solutions across the entire transplant patient journey.”

Riggsbee joins the Board as Chair of the Audit and Finance Committee, where he succeeds George Bickerstaff, who will continue to serve on the Committee.

About CareDx – The Transplant Company

CareDx, Inc., headquartered in Brisbane, California, is a leading precision medicine solutions company focused on the discovery, development, and commercialization of clinically differentiated, high-value healthcare solutions for transplant patients and caregivers. CareDx offers testing services, products, and digital healthcare solutions along the pre- and post-transplant patient journey and is the leading provider of genomics-based information for transplant patients. For more information, please visit: www.CareDx.com.

Forward Looking Statements

This press release includes forward-looking statements related to CareDx, Inc., including statements regarding the potential benefits and results that may be achieved with the appointment of Bryan Riggsbee to the Board. These forward-looking statements are based upon information that is currently available to CareDx and its current expectations, speak only as of the date hereof, and are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including general economic and market factors; and other risks discussed in CareDx’s filings with the SEC, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed by CareDx with the SEC on February 28, 2024, and other reports that CareDx has filed with the SEC. Any of these may cause CareDx’s actual results, performance, or achievements to differ materially and adversely from those anticipated or implied by CareDx’s forward-looking statements. CareDx expressly disclaims any obligation, except as required by law, or undertaking to update or revise any such forward-looking statements.

CareDx, Inc.

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Anna Czene

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Greg Chodaczek

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